For period ending October 31, 2007

File number 811-8767

Exhibit 77I:

	During the period covered by this report, the Registrant established seven new series, UBS Select Tax-Free Institutional Fund, UBS Prime Preferred Fund, UBS Treasury Preferred Fund, UBS Tax-Free Preferred Fund, UBS Prime Investor Fund, UBS Treasury Investor Fund, and UBS Tax-Free Investor Fund. The description of these new series contained in the Registrants Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A, filed with the SEC on August 28, 2007, is hereby incorporated by reference in response to this sub-item. (Accession Number:
0001209286-07-000247; SEC File No.  333-52965).

Additional information regarding the three new Investor Series funds (namely, UBS Prime Investor Fund, UBS Treasury Investor Fund and UBS Tax-Free Investor Fund) has not been provided in response to Items 1-76 of this filing on Form N-SAR as those three funds have not commenced operations and have no shares outstanding. Their only actions to date related to certain organizational matters.